EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                               -------------------

                                            Six Months Ended  Three Months Ended
                                              June 30, 1997      June 30, 1997
                                            ----------------  ------------------
Earnings before income taxes and
  cumulative effect of accounting changes        $ 6,064            $ 3,085

Add (Deduct):
Equity in net earnings of less than 50%
   owned affiliates                                 (105)               (54)
Dividends from less than 50% owned
   affiliates                                         82                 48
Fixed charges                                        743                377
Interest capitalized, net of amortization              2                  1
                                                 -------            -------
Earnings available for fixed charges             $ 6,786            $ 3,457
                                                 =======            =======
Fixed charges:
Interest incurred:
   Consumer products                             $   636            $   324
   Financial services and real estate                 35                 17
                                                 -------            -------
                                                     671                341
Portion of rent expense deemed to represent
   interest factor                                    72                 36
                                                 -------            -------
Fixed charges                                    $   743            $   377
                                                 =======            =======

Ratio of earnings to fixed charges                   9.1                9.2
                                                 =======            =======

                                                                      EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                               -------------------

                                          Years Ended December 31,
                           ----------------------------------------------------
                             1996       1995       1994       1993       1992
                           --------   --------   --------   --------   --------
Earnings before income
     taxes and cumulative
     effect of accounting
     changes               $ 10,683   $  9,347   $  8,216   $  6,196   $  8,608
Add (Deduct):
Equity in net earnings
     of less than 50%
     owned affiliates          (227)      (246)      (184)      (164)      (107)
Dividends from less
     than 50% owned
     affiliates                 160        202        165        151        125
Fixed charges                 1,421      1,495      1,537      1,716      1,736
Interest capitalized,
     net of amortization         13          2         (1)       (13)        (3)
                           --------   --------   --------   --------   --------
Earnings available for
     fixed charges         $ 12,050   $ 10,800   $  9,733   $  7,886   $ 10,359
                           ========   ========   ========   ========   ========
Fixed charges:
Interest incurred:
     Consumer products     $  1,197   $  1,281   $  1,317   $  1,502   $  1,525
     Financial services
     and real estate             81         84         78         87         95
                           --------   --------   --------   --------   --------
                              1,278      1,365      1,395      1,589      1,620
Portion of rent expense
     deemed to represent
     interest factor            143        130        142        127        116
                           --------   --------   --------   --------   --------
Fixed charges              $  1,421   $  1,495   $  1,537   $  1,716   $  1,736
                           ========   ========   ========   ========   ========
Ratio of earnings to
     fixed charges              8.5        7.2        6.3        4.6        6.0
                           ========   ========   ========   ========   ========